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                                                                     Exhibit 8.2


Stephen P. Weiss
Direct Dial:  (215) 299-2074
Internet Address:  sweiss@foxrothschild.com


                                                              July 18, 2005

Board of Directors
Valley Forge Scientific Corp.
3600 Horizon Drive
King of Prussia, Pennsylvania 19406

         Re:      Reincorporation of Valley Forge Scientific Corp. in Delaware

Ladies and Gentlemen:

         We have acted as counsel to Valley Forge Scientific Corp., a Pennsylvania corporation ("VFSC-PA"), in connection with the proposed merger (the "Merger") of Synergetics Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of VFSC-PA ("MergerSub"), with and into Synergetics, Inc., a Missouri corporation ("Synergetics"), pursuant to the terms of the Agreement and Plan of Merger among VFSC-PA, Synergetics, and MergerSub dated May 2, 2005, as amended by Amendment No. 1 to Agreement and Plan of Merger dated June 2, 2005, and as further amended by Amendment No. 2 to Agreement and Plan of Merger dated July 15, 2005 (the "Agreement").

         The VFSC-PA board of directors has approved a change in the state of incorporation of VFSC-PA from Pennsylvania to Delaware. This change will be effected through a merger of VFSC-PA with and into its wholly-owned subsidiary, VFSC Delaware, Inc., a Delaware corporation, ("VFSC-DE"). The merger of VFSC-PA with and into VFSC-DE is hereinafter referred to as the "Reincorporation Merger."

         For purposes of the opinions expressed herein, we have assumed (i) that the Reincorporation Merger will have been duly approved, in a timely manner, by the shareholders of VFSC-PA, and (ii) that VFSC-DE neither has had, nor will it have had at the time of the Reincorporation Merger, any property other than a nominal amount of assets to facilitate its organization or preserve its existence as a corporation or any tax attributes other than those that are related to holding such assets.

         The completion of the Reincorporation Merger was not made contingent upon the occurrence of the Merger. However, under the terms of the Agreement, completing the Reincorporation Merger is required if the Merger were to occur.
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Board of Directors
Valley Forge Scientific Corp.
July 18, 2005
Page 2

         Pursuant to an Agreement and Plan of Reincorporation Merger by and between VFSC-PA and VFSC-DE (the "Reincorporation Agreement"), VFSC-PA will merge with and into VFSC-DE in the Reincorporation Merger. As a result of the Reincorporation Merger, VFSC-DE will succeed to all of the rights, properties, assets and liabilities of VFSC-PA. Upon completion of the Reincorporation Merger, VFSC-PA will cease to exist and VFSC-DE will continue to operate the business of VFSC-PA. In addition, upon consummation of the Reincorporation Merger, VFSC-DE will change its name to "Synergetics, Inc." Pursuant to the Reincorporation Merger, each outstanding share of VFSC-PA, no par value per share, will be automatically converted into one share of VFSC-DE, $0.001 par value per share, upon the effective date of the Reincorporation Merger. Each stock certificate representing issued and outstanding shares of VFSC-PA common stock will continue to represent the same number of shares of common stock of VFSC-DE. It will not be necessary for shareholders of VFSC-PA to exchange their existing stock certificates for stock certificates of VFSC-DE. Upon completion of the Reincorporation Merger, certificates which immediately before the Reincorporation Merger represented shares of common stock of VFSC-PA will be deemed for all purposes to represent the same number of shares of VFSC-DE common stock. Nevertheless, shareholders may exchange their certificates if they so choose.

         The common stock of VFSC-PA is listed for trading on the Nasdaq SmallCap Market and is also listed on the Boston Stock Exchange. After the Reincorporation Merger, assuming the approval of the applicable listing applications, the VFSC-DE common stock (following its change in name to Synergetics, Inc.) will be traded on the Nasdaq SmallCap Market and listed on the Boston Stock Exchange.

         The Reincorporation Merger has been approved by the VFSC-PA board of directors and, as indicated above, it is assumed that the Reincorporation Merger will have been duly approved, in a timely manner, by the shareholders of VFSC-PA. Under those approvals, the Reincorporation Merger is to occur even if the Merger is not consummated. Shareholders of VFSC-PA will have no dissenters' rights with respect to the Reincorporation Merger.

         Immediately following the completion of the Reincorporation Merger, the composition of the board of directors of VFSC-DE will be the same as the composition of the board of directors of VFSC-PA immediately before the Reincorporation Merger.

         After the Reincorporation Merger, the rights of VFSC-PA's shareholders and VFSC-PA's corporate affairs will be governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of VFSC-DE, or the Delaware charter documents, rather than by the Pennsylvania Business Corporation Law and the current articles of incorporation and bylaws of VFSC-PA, or the Pennsylvania charter documents.
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Board of Directors
Valley Forge Scientific Corp.
July 18, 2005
Page 3

         You have requested our opinion with respect to certain Federal income tax consequences related to the Reincorporation Merger. In connection with this opinion, we have examined the Agreement, the Registration Statement on Form S-4 (Registration No. 333-125521) filed with the Securities and Exchange Commission in connection with the Merger and the Reincorporation Merger (the "Registration Statement"), the Reincorporation Agreement, the legal opinion of Armstrong Teasdale LLP rendered in connection with the Merger, a copy of which is attached hereto as "Exhibit A" (the "Armstrong Teasdale Opinion") and certain representations, covenants and certifications of officers of VFSC-PA and Synergetics, including those provided in support of the Armstrong Teasdale Opinion, and other documents we have deemed necessary or appropriate in order to enable us to render the opinion set forth herein.

         In rendering the opinions expressed herein, we have considered provisions of the Internal Revenue Code 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, rulings and similar administrative pronouncements issued by the Internal Revenue Service (the "Service") and other such authorities and material as we considered appropriate.

         Based upon, and subject to, the foregoing and qualifications, discussion, and disclosures contained herein, we are of the opinion that, under existing law and interpretations thereof, all which are subject to change, with or without retroactive effect, for Federal income tax purposes:

         1. The Reincorporation Merger will constitute a reorganization within the meaning of Section 368(a)(1)(F) of Code;

         2. The Reincorporation Merger, in and of itself, will not adversely affect the tax treatment of the Merger that is described in the Armstrong Teasdale Opinion;

         3. The VFSC-PA shareholders will not recognize any gain or loss upon the receipt of VFSC-DE common stock in the Reincorporation Merger;

         4. The aggregate tax basis of the VFSC-DE common stock received by each VFSC-PA shareholder in the Reincorporation Merger will be the same as the aggregate tax basis of the VFSC-PA common stock surrendered in exchange therefore;

         5. The holding period of the VFSC-DE common stock received by each VFSC-PA shareholder in the Reincorporation Merger will include the period for which the VFSC-PA common stock surrendered in exchange therefor was considered to be held; and

         6. Neither VFSC-PA nor VFSC-DE will recognize gain or loss solely as a result of the Reincorporation Merger.

         This opinion is limited to the matters stated herein, and specifically does not address any of the matters addressed in the Armstrong Teasdale Opinion or, except to the extent expressly set



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Board of Directors
Valley Forge Scientific Corp.
July 18, 2005
Page 4


forth herein, any tax consequences of the Merger, or any transactions related to the Merger or contemplated by the Agreement, other than the Reincorporation Merger.

         The opinions expressed herein represent our reasonable professional judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and are not guarantees that a court will reach any particular result. It should also be noted that no ruling from the Service has been sought with respect to the tax consequences of the Reincorporation Merger generally or the matters specifically addressed herein, or the Merger. Our opinion is not binding on the Service and has no official status of any kind. Accordingly, there can be no assurance that the Service will not take a position contrary to any aspect of the opinions set forth herein, or that any challenge by the Service to any such aspect of such opinions will not ultimately be sustained by a court.

         The opinions expressed herein do not deal with or apply to any tax consequences that are not expressly addressed herein, or that may be applicable to any person in light of his, her or its particular circumstances, or to any person who is subject to special tax rules, including, but not limited to, a non-United States person, a dealer in securities, a shareholder who acquired shares of VFSC-PA common stock through the exercise of options or otherwise as compensation or in connection with a retirement or other benefit plan, any VFSC-PA shareholder who holds his, her or its VFSC-PA common stock as part of a straddle, hedge, or conversion transaction, financial institutions, tax-exempt organizations and insurance companies. No opinion is implied or may be inferred beyond the matters expressly stated. In addition, this opinion does not address the tax consequences of the Reincorporation Merger to holders of options or warrants to acquire capital stock of VFSC-PA or the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reincorporation Merger, whether or not any such transactions are or are not undertaken in connection with the Reincorporation Merger. This opinion also does not address any consequences arising under the tax laws of any state, local or foreign jurisdiction.

         VFSC-PA shareholders should, and you should so urge them to, consult their own tax advisors with respect to the specific tax consequences of the proposed Reincorporation Merger to them, including the application and effect of Federal, state, local and foreign income and other tax laws.

         This opinion is given as of the date hereof, and we expressly disclaim any obligation to update or supplement the opinions expressed herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

         This Opinion is being furnished only to you in connection with the Reincorporation Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written prior consent.
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Board of Directors
Valley Forge Scientific Corp.
July 18, 2005
Page 5

         We hereby consent to the use of this letter as an exhibit to the Registration Statement, and to the reference of our name therein under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

         THE FOLLOWING ADDITIONAL INFORMATION AND DISCLOSURES ARE MADE IN ACCORDANCE WITH THE REQUIREMENTS OF INTERNAL REVENUE SERVICE CIRCULAR 230, WHICH WENT INTO EFFECT AS OF JUNE 21, 2005:

                  PURSUANT TO TREASURY REGULATIONS, THE OPINIONS AND ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO THE REINCORPORATION MERGER SET FORTH HEREIN (I) WERE NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER; AND (II) WERE WRITTEN, IN PART, TO SUPPORT THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE REINCORPORATION MERGER. IN ADDITION, EVERY TAXPAYER TO WHOM SUCH OPINIONS OR ADVICE MIGHT BE APPLICABLE OR OTHERWISE RELEVANT SHOULD SEEK ADVICE BASED ON THE TAXPAYER'S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

                                                  Very truly yours,




                                                  /s/ FOX ROTHSCHILD LLP